SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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VERILINK CORPORATION

(Name of Registrant as Specified In Its Charter)

________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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127 Jetplex Circle
Madison, Alabama 35758-8989

October __, 2002

Dear Stockholder:

            You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Verilink Corporation (the “Company”) to be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 on Wednesday, November 13, 2002, at 9:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

            The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year as well as on our plans for the future.

            We are including with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K. It contains information on the Company’s operations, markets, products and services as well as the Company’s audited financial statements.

            Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope that you will take time to carefully consider each matter.

            Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Howard Oringer
Chairman of the Board

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

Notice Of Annual Meeting Of Stockholders
To be held November 13, 2002

            The Annual Meeting of Stockholders (the “Annual Meeting”) of Verilink Corporation (the “Company”), will be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 on Wednesday, November 13, 2002, at 9:00 a.m. local time, for the following purposes:

1.	To elect two (2) Class III directors to hold office until the 2005 Annual Meeting of Stockholders or until their respective successors have been duly elected or appointed;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-5 reverse stock split of all the issued and outstanding Common Stock of the Company;

3.	To approve and ratify the Company’s 2002 Stock Incentive Plan and reserve 2,500,000 shares of Common Stock for issuance under the plan (before giving effect to the proposed 1-for-5 reverse stock split);

4.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending June 27, 2003; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

            The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

            The Board of Directors has fixed the close of business on September 30, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

Madison, Alabama
October __, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER __, 2002

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

PROXY STATEMENT

General Information

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Wednesday, November 13, 2002, at 9:00 a.m. local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California and any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

            Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

            The solicitation of proxies will be conducted by mail and the Company will bear all associated costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has also engaged Morrow & Co., a proxy solicitation firm, to aid in the solicitation of proxies. The Company will pay $4,000 for the services plus reasonable and customary expenses estimated to be approximately $1,000.

            The close of business on September 30, 2002 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 14,996,747 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 7,498,374, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters, except that stockholders have cumulative voting rights with respect to the election of directors.

            In general, approval of any matter by our stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the approval of Proposals No. 3 and No. 4, adoption of the Company’s 2002 Stock Incentive Plan and appointment of independent accountants, respectively, each require the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. However, Proposal No. 2, the amendment to the Company’s Certificate of Incorporation to effect the reverse stock split, requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) will be counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions will count in the tabulation of votes cast on each of the proposals and will have the same effect as votes against the proposal. Broker non-votes will count as present, but will not be deemed entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, will have no effect on the proposals to adopt the Company’s 2002 Stock Incentive Plan or to appoint the independent accountants, other than to reduce the affirmative votes needed to approve such proposals. In the case of Proposal No. 2, however, broker non-votes will have the same effect as votes against the proposal to amend the Certificate of Incorporation to effect the reverse stock split. Directors are elected by plurality vote and therefore abstentions and broker non-votes have no effect on the election of directors in Proposal No. 1.

            An automated system administered by an outside firm will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote, and each is tabulated separately.

SECURITY OWNERSHIP Of CERTAIN BENEFICIAL OWNERS

            The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of September 30, 2002 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see “Executive Compensation”) and (d) all directors and current executive officers who beneficially own shares, as a group.

Name of Beneficial Owner	Number of Shares Owned	Vested Options Exercisable Within 60 Days (1)	Total Beneficial Ownership	Percentages of Shares Beneficially Owned (2)

Leigh S. Belden (3)	2,691,575	268,209	2,959,784	19.39%
Steven C. Taylor (4)	1,354,607	101,543	1,456,150	9.64%
Beltech, Inc. (5)	1,000,000	—	1,000,000	6.67%
Suzanne E. Taylor (6)	953,557	—	953,557	6.36%
Dimensional Fund Advisors Inc. (7)	928,400	—	928,400	6.19%
Oliver Corporation (8)	800,000	—	800,000	5.33%
Graham G. Pattison	29,200	800,000	829,200	5.25%
Howard Oringer	248,500	190,000	438,500	2.89%
John A. McGuire	45,000	127,500	172,500	1.14%
John E. Major	10,000	113,000	123,000	*
S. Todd Westbrook (9)	—	105,208	105,208	*
James B. Garner	5,269	82,708	87,977	*
C. W. Smith (10)	8,300	65,525	73,825	*
Ronald W. Caines	1,926	31,666	33,592	*
Michael L. Reiff	—	—	—	*
Directors and current executive officers as a group (7 persons) (11)	4,357,982	970,985	5,328,967	33.37%

______________

*	Less than 1%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are vested and exercisable or vested and exercisable within 60 days of September 30, 2002 are deemed outstanding. Employee stock options are generally exercisable; however the shares of Common Stock issuable upon exercise typically vest over time provided the optionee remains continuously employed by the Company. Upon cessation of employment, the Company has the option to repurchase all of any unvested shares issued upon exercise of employee options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

(2)	Percentage beneficially owned is based on 14,996,747 shares of Common Stock outstanding as of September 30, 2002.

(3)	Includes (a) 1,130,869 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; (c) 559,656 shares owned by trusts for minor children of Mr. Belden; and (d) 1,000,000 shares owned by Beltech, Inc., a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Mr. Belden disclaims beneficial ownership as to 559,656 of these shares. Excludes options to purchase 633,334 shares that are not vested, but exercisable within 60 days of September 30, 2002. As of September 30, 2002, Mr. Belden has pledged 891,280 shares to the Company to secure the notes described under “Certain Relationships and Related Transactions”.

(4)	Includes (a) 553,557 shares owned by Steven C. Taylor, individually, (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest; and (c) 800,000 shares owned by the Oliver Corporation of which Mr. Taylor is a Director and President and which is wholly owned by Mr. Taylor and his former spouse. Mr. Taylor has shared voting and investment power with respect to the shares held by Oliver Corporation. In connection with a divorce, Mr. Taylor has arranged to transfer 400,000 of the shares held by the Oliver Corporation to his former spouse and disclaims beneficial ownership to such shares.

(5)	Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

(6)	Includes (a) 553,557 shares owned by Suzanne E. Taylor, individually and (b) 400,000 shares owned by the Oliver Corporation which is wholly owned by Ms. Taylor and her former spouse. Ms. Taylor has shared voting and investment power with respect to the shares held by Oliver Corporation. In connection with a divorce, Ms. Taylor shall receive, by transfer, 400,000 of the shares held by Oliver Corporation and disclaims beneficial ownership to the other 400,000 shares held by Oliver Corporation. Ms. Suzanne E. Taylor, 344 Seville Way, San Mateo, CA 94402.

(7)	As reported in a Schedule 13G filed by Dimensional Fund Advisors Inc. as of December 31, 2001, includes 928,400 shares as to which Dimensional Fund Advisors Inc. has sole voting and investment power. Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8)	Oliver Corporation, 940 Southwood Blvd., Suite 201, Incline Village, NV 89452. See Note 4 above.

(9)	Excludes options to purchase 144,792 shares that are not vested, but exercisable within 60 days of September 30, 2002.

(10)	Excludes options to purchase 81,875 shares that are not vested, but exercisable within 60 days of September 30, 2002.

(11)	Excludes options to purchase 860,001 shares that are not vested, but exercisable within 60 days of September 30, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

            Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2002, all Reporting Persons complied with all applicable filing requirements except as follows. The June 2002 Form 5 for John A. McGuire was inadvertently filed 9 days late, on August 21, 2002, rather than August 12, 2002. A Form 4 is in the process of being prepared to report the distribution of 553,557 shares of Common Stock by Mr. Taylor to his former spouse pursuant to a divorce.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

            The Company’s Certificate of Incorporation divides the Company’s Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of one (1) Class I director (John E. Major), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2003, 2004 and 2002, respectively. The total number of currently authorized directors has been fixed at five (5).

            At the Annual Meeting, the stockholders will elect two (2) Class III directors to serve a three (3) year term until the 2005 Annual Meeting of Stockholders or until their respective successors are elected or appointed and qualified or until the directors’ earlier resignation or removal. In the event either of the nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

            In voting for directors for each class, each stockholder is entitled to cast that number of votes equal to the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected to that certain class of directors, and each stockholder may cumulate and cast all such votes for a single director nominated to such class, or may distribute such votes among the number of directors to be elected to such class as such stockholder sees fit. Votes may be cumulated only for directors to be elected within each class. The candidates for each class of directors receiving the highest number of affirmative votes will be elected to such class, up to the number of directors to be elected to that class. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote for any or all of the nominees for that certain class of directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for such class for whom authority to vote has not been withheld.

            Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

            Certain information about Leigh S. Belden and Steven C. Taylor, the Class III director nominees, is furnished below.

             Mr. Belden co-founded the Company and served as its President and Chief Executive Officer since he re-joined the Company in January 2002, and from its inception in December 1982 until his prior retirement from this position in March 1999. Mr. Belden has served as a Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

             Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since April 2002. He had previously served as Chief Technical Officer since the Company’s inception in December 1982 until his retirement from that position in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company’s inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED ABOVE.

The Board of Directors and Committees

Name	Age	Principal Occupation	Director Since
Leigh S. Belden (3)	52	President, Chief Executive Officer, and Director	1982
Howard Oringer (1)(2)(3)	60	Managing Director of Communications Capital Group	1987
Steven C. Taylor	54	Vice Chairman of the Board, Chief Technical Officer	1982
John A. McGuire (1)(2)(3)	67	Director	1998
John E. Major (1)	56	President, Novatel Wireless, Inc.	1999

______________

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of the Strategy Committee.

             Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University. Mr. Oringer is a member of the Board of Directors of Tekelec, Inc. and Ixia, Inc.

             Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire retired in 2000 as the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

             Mr. Major is CEO of Novatel Wireless, Inc. Prior to joining Novatel Wireless in July 2000, Mr. Major served as president and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice president of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola from 1977 until joining QUALCOMM in 1997. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds a M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors of Novatel Wireless, Inc., Littlefuse Inc. and Lennox International Inc.

            There are no family relationships among any of the directors or executive officers of the Company.

Board Meeting and Committees

            The Company’s Board of Directors met seven (7) times during fiscal 2002. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served, except for John Major who was only able to attend 71% of the board meetings due to schedule conflicts. The Chairman of the Board receives a retainer of $6,500 per quarter. The Vice Chairman of the Board receives a retainer of $6,000 per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended, or $1,000 for telephonic participation.

            The Audit Committee, which held nine (9) meetings during fiscal 2002, currently consists of Messrs. Major, McGuire and Oringer. The Audit Committee Chairman, Mr. Major, receives a retainer fee of $1,750 per quarter. All other Non-employee Audit Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Audit Committee Member receives a fee of $500 for each meeting attended. The Audit Committee reviews and selects the certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent auditors and the related compensation for such services; reviews the effectiveness of the audit effort and the Company’s financial and accounting organization and financial reporting; and maintains free and open means of communication between the directors, independent auditors, financial management and employees of the Company.

            The Compensation Committee, which held nine (9) meetings during fiscal 2002, currently consists of Messrs. McGuire and Oringer. The Compensation Committee Chairman, Mr. McGuire, receives a retainer fee of $1,750 per quarter. All other Non-employee Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Compensation Committee Member receives a fee of $500 for each meeting attended. The Compensation Committee establishes and reviews the compensation policies applicable to the Company’s executive officers and administers the 1993 Amended and Restated Stock Option Plan (the “Option Plan”) and the Verilink Corporation 1996 Employee Stock Purchase Plan (the “Stock Purchase Plan”).

            The Strategy Committee, which held three (3) meetings during fiscal 2002, currently consists of Messrs. Belden, McGuire and Oringer. The Strategy Committee Chairman, Mr. Belden, does not receive a retainer fee. All other Non-employee Strategy Committee Members receive a retainer fee of $2,500 per quarter. In addition, each Non-employee Strategy Committee Member receives a fee of $2,000 for each meeting attended, or $1,000 for telephonic participation. The Strategy Committee establishes and reviews the strategic direction of the Company.

            In fiscal 2002, the Company paid Non-employee Directors for services to the Company in the amount of $1,000 for each half-day, or $2,000 for each full day. This fee is paid only for days in which the Non-employee Director is not receiving fees for attendance at Board Meetings or Committee Meetings. During fiscal 2002, the Company paid Mr. Belden $38,000 (for services prior to becoming Chief Executive Officer), Mr. Major $19,500, Mr. McGuire $32,250, Mr. Oringer $29,500, and Mr. Taylor $14,000 for these per diem fees.

Certain Relationships and Related Transactions

            Effective November 2, 2001, the Company terminated its agreements with Beacon Telco, L.P. and the Trustees of Boston University related to its optical network access project. These agreements included the Warrant and Stockholder’s Agreement (“Warrant Agreement”), Cooperative Research Agreement (“Research Agreement”) and the Premises License and Services Agreement. In October 2001, the Company issued 200,000 shares of its Common Stock in exchange for the cancellation of Beacon’s right to acquire up to an additional 1,300,000 shares underlying the warrant under the Warrant Agreement and the waiver of any rights to the second bonus contemplated under the Research Agreement. In June 2002, the Company repurchased 948,300 shares of Common Stock from Beacon Telco L.P. for aggregate consideration of $331,905.

            In prior years, the Company advanced $242,712 and $409,734 for housing assistance loans to Graham G. Pattison and Michael L. Reiff, respectively, in connection with the offers of employment to these former executive officers of the Company. In connection with the termination of employment of Mr. Reiff in October 2001, the Company acquired the interest in Mr. Reiff’s real property in exchange for the outstanding note. In connection with the termination of employment of Mr. Pattison, the outstanding note in the amount of $242,712 is due and payable on January 8, 2003. These advances were non-interest bearing loans.

            During fiscal 2000, the Company provided other loans in the amount of $300,000 each to Mr. Pattison and Mr. Reiff. These loans were made at the time of hire and were to be repaid based upon the earlier of termination of employment for any reason or within one year after the value of exercisable stock options exceeded $2,000,000 (defined as the fair market value of stock subject to exercisable options less the total exercise price of such options). The loans further provided that if the executive’s employment terminated before the exercisable stock options exceeds $2,000,000, a portion of the loan amount would be forgiven for each full year the executive remained employed by the Company. With the termination of Mr. Reiff and Mr. Pattison during fiscal 2002, one hundred percent of the loan to Mr. Reiff was forgiven and fifty percent of the loan to Mr. Pattison was forgiven. The remaining fifty percent of Mr. Pattison’s loan, or $150,000, was repaid in fiscal 2002.

            In September 1993, the Company and Leigh S. Belden, the Company’s President and Chief Executive Officer, entered into a Common Stock Purchase Agreement providing for the purchase by Mr. Belden of 1,600,000 shares of the Company’s Common Stock in exchange for a non-recourse promissory note issued by Mr. Belden in favor of the Company in the amount of $800,000 with the issued shares of Common Stock initially collateralizing the note. From time to time thereafter, the Company released excess collateral based upon then current market prices. Through subsequent note modifications in February 1998, September 1999 and February 2002, repayment of this note, which bears interest at 5% per annum, is due in March 2003. During fiscal 2001, payments of $230,000 were made against this note. As of June 28, 2002, $991,016 of principal and interest was outstanding under this promissory note. A total of 891,280 shares of Common stock of the Company was held by the Company at June 28, 2002 as collateral for this note and the loan facility discussed below. The February 2002 note modification agreement also includes a negative pledge that requires the net proceeds from the sale of any shares of the Company’s Common Stock owned by Mr. Belden to be applied against the outstanding balance of this note and the loan facility discussed below.

            In February 1999, the Company approved a loan facility of up to $3,000,000 to Mr. Belden in return for a note that bears interest at 6% per annum and that had an original maturity date of March 1, 2000. The note modification agreements in September 1999, February 2002 and July 2002 now provide for the repayment of this note in March 2006. Under the terms of the July 2002 amendment, the Company may accelerate the due date of this loan on 90 days notice if the Company’s aggregate amount of unrestricted cash, cash equivalents or short-term investments is less than $2,000,000 or if Mr. Belden’s employment is terminated. During fiscal 2002 and 2001, payments of $8,663 and $720,000, respectively, were made against this note. As of June 28, 2002, $2,238,627 of principal and interest was outstanding under this loan facility. A total of 891,280 shares of Common stock of the Company was held by the Company at June 28, 2002 as collateral for this loan facility and the non-recourse promissory note discussed above. As noted above, the February 2002 note modification agreement also includes a negative pledge that requires the net proceeds from the sale of any shares of the Company’s Common Stock owned by Mr. Belden to be applied against the outstanding balance of this loan facility and the note discussed below.

Executive Compensation

Compensation Tables

            The following tables set forth certain information concerning compensation of and stock options held by the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

Summary Compensation Table

            The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2002 of (i) the Company’s Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as such at 2002 fiscal year end, and (iii) two additional persons who would have been included in the table if they had been serving as executive officers of the Company at 2002 fiscal year end (collectively, the “Named Executive Officers”), as well as the total compensation paid to each Named Executive Officer for the Company’s two previous fiscal years, if applicable.

						Long-Term Compensation

		Annual Compensation				Securities Underlying	All Other

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Other Annual ($)(3)		Options (#)(4)	Compensation ($)(5)

Leigh S. Belden (6)	2002	136,186	12,692	34,762	(7)	800,000	99,835	(8)
President, Chief Executive	2001	—	—	—		—	—
Officer, and Director	2000	—	—	—		80,000	—

S. Todd Westbrook	2002	159,600	5,067	18,376	(9)	50,000	306
Vice President, Operations	2001	160,000	—	17,685		100,000	292
	2000	55,026	50,000	4,148		100,000	101

Ronald W. Caines (10)	2002	136,923	91,914	31,034	(11)	80,000	41,903	(12)
former Vice President,	2001	—	—	—		—	—
Worldwide Sales	2000	—	—	—		—	—

James B. Garner (13)	2002	153,388	4,828	14,854		70,000	2,834	(14)
former Vice President,	2001	150,000	—	16,443		30,000	3,370
Marketing	2000	131,538	70,607	3,400		75,000	2,462

C. W. Smith	2002	138,825	4,923	16,205	(15)	80,000	5,565	(16)
Vice President, Chief	2001	125,000	—	14,732		—	5,098
Financial Officer	2000	125,173	60,000	14,848		35,000	3,179

Graham G. Pattison (17)	2002	197,375	—	130,870	(18)	—	525,061	(19)
former President, Chief	2001	300,000	—	32,645	(18)	—	41,890	(19)
Executive Officer, and Director	2000	305,769	489,876	13,153		500,000	25,867	(19)

Michael L. Reiff (20)	2002	84,195	—	196,403	(21)	—	517,229	(22)
former Executive Vice President	2001	250,000	—	41,925	(21)	89,500	46,476	(22)
and Chief Operating Officer	2000	147,115	158,230	57,671	(21)	350,000	67,202	(22)

______________

(1)	The amounts disclosed in this column include amounts deferred by the Named Executive Officers pursuant to the Company’s 401(k) Investment/Retirement Plan (the “401(k) Plan”). The fiscal 2000 salary for each Named Executive Officer employed during the entire year is shown for 53 weeks to match the number of weeks included in the Company’s 2000 fiscal year as compared to 52 weeks for the 2002 and 2001 fiscal years.

(2)	The amounts disclosed in this column represent bonus amounts in the year earned and commissions earned on sales. Includes amounts earned in fiscal year 2002 pursuant to the Company’s program providing for the recovery of salary reductions based on results, but payable after fiscal year.

(3)	The amounts shown in this column include fringe benefits offered to executive officers that consist of auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax, and legal expenses.

(4)	The stock options listed in the table include options granted to purchase Common Stock of the Company.

(5)	The amounts shown in this column include matching contributions to employee 401(k) Plan deferrals and life insurance premiums paid by the Company.

(6)	Mr. Belden re-joined the Company as President and Chief Executive Officer in January 2002.

(7)	Includes $22,667 for amounts reimbursed in fiscal 2002 for the payment of taxes.

(8)	Consists of $63,000 in non-employee director’s compensation earned during fiscal 2002 prior to Mr. Belden’s appointment as Chief Executive Officer, $31,397 for temporary housing and relocation reimbursements, $4,743 in matching contributions to employee 401(k) Plan deferrals and $695 in life insurance premiums.

(9)	Includes $11,859 in auto allowance and auto operating expenses.

(10)	Mr. Caines resigned as the Company’s Vice President, Worldwide Sales in August 2002.

(11)	Includes $22,589 for amounts reimbursed in fiscal 2002 for the payment of taxes.

(12)	Consists of $33,742 for temporary housing and relocation reimbursements, $7,758 in matching contributions to employee 401(k) Plan deferrals and $403 in life insurance premiums.

(13)	Mr. Garner resigned as the Company’s Vice President, Marketing in August 2002.

(14)	Consists of $2,559 in matching contributions to employee 401(k) Plan deferrals and $275 in life insurance premiums.

(15)	Includes $12,417 in auto allowance and auto operating expenses.

(16)	Consists of $5,155 in matching contributions to employee 401(k) Plan deferrals and $410 in life insurance premiums.

(17)	Mr. Pattison resigned as the Company’s President and Chief Executive Officer in January 2002.

(18)	Includes $116,982 and $16,229 for amounts reimbursed in fiscal 2002 and 2001, respectively, for the payment of taxes.

(19)	In 2002, includes $480,000 in severance-related compensation paid during fiscal 2002, consisting of a $330,000 severance payment and $150,000 of loan forgiveness. See “Change of Control Severance Benefits Agreements and Employment Contracts.” Also includes payments for temporary housing and relocation reimbursements of $20,191, $21,350 imputed interest on interest-free loans, $2,549 in matching contributions to employee 401(k) Plan deferrals and $971 in life insurance premiums. Prior years include $8,256 and $22,734 payments for temporary housing and relocation reimbursements in fiscal 2001 and 2000, respectively, and imputed interest on interest-free loans of $23,203 in fiscal 2001.

(20)	Mr. Reiff resigned as the Company’s Executive Vice President and Chief Operating Officer in October 2001.

(21)	In 2002, includes $183,723 for amounts reimbursed for the payment of taxes and $10,550 in auto allowance and auto operating expenses. Prior years include $18,437 and $51,435 for amounts reimbursed in fiscal 2001 and 2000, respectively, for the payment of taxes.

(22)	Includes $504,346 in severance-related compensation paid during fiscal 2002, consisting of $204,346 in severance payments and $300,000 of loan forgiveness. See “Change of Control Severance Benefits Agreements and Employment Contracts.” Also includes payments for temporary housing and relocation reimbursements of $10,898, $1,508 in matching contributions to employee 401(k) Plan deferrals and $477 in life insurance premiums. Prior years include $14,132 and $64,813 payments for temporary housing, relocation and travel reimbursements in fiscal 2001 and 2000, respectively, and imputed interest on interest-free loans of $22,579 in fiscal 2001.

Option Grants in Last Fiscal Year

            The following table provides certain information with respect to the grant of stock options under the Company’s Amended and Restated 1993 Stock Option Plan to each of the Named Executive Officers during the fiscal year ended June 28, 2002.

	Number of Securities	% of Total Options			Potential Realizable Value at Assumed Annual Rate of
	Underlying Options	Granted to Employees in	Exercise Price per	Expiration	Stock Appreciation for Option Term (1)

Name	Granted	Fiscal Year	Share	Date	5%	10%

Leigh S. Belden	800,000	47.15	$0.69	02/01/12	$347,150	$879,746
S. Todd Westbrook	50,000	2.95	$0.23	06/26/12	7,232	18,328
Ronald W. Caines (2)	80,000	4.72	$0.23	06/26/12	11,572	29,325
James B. Garner (2)	70,000	4.13	$0.23	06/26/12	10,125	25,659
C. W. Smith	50,000	2.95	$1.00	11/13/11	31,445	79,687
	30,000	1.77	$0.23	06/26/12	4,339	10,997
Graham G. Pattison	—	—	—	—	—	—
Michael L. Reiff	—	—	—	—	—	—

______________

(1)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

(2)	As a result of the departures of Mr. Garner and Mr. Caines from the Company in August 2002, their options will expire in November 2002. The expiration date and potential realizable value set forth in the table above are based on the terms of the options as of the grant date.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

            The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2002, and unexercised options held as of June 28, 2002, by the Named Executive Officers.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable (1)	Exercisable	Unexercisable (1)

Leigh S. Belden	—	$—	158,210	743,333	$—	$—
S. Todd Westbrook	—	—	100,000	150,000	—	—
Ronald W. Caines	—	—	17,500	132,500	—	—
James B. Garner	—	—	58,750	136,250	—	—
C. W. Smith	—	—	41,150	106,250	—	—
Graham G. Pattison	—	—	800,000	—	—	—
Michael L. Reiff	—	—	—	—	—	—

______________

(1)	The options are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the annual rate of 25% of the total shares granted on the anniversary of the grant date, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Accordingly, options are identified above as unvested to the extent that the underlying Common Stock is unvested as of fiscal year end.

Change of Control Severance Benefits Agreements and Employment Contracts

            The Company has entered into a Change of Control Severance Benefits Agreement (the “Agreement”) with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreement. Under the terms of the Agreement if the executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 24 months following a Change of Control, the termination will be a Covered Termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a Covered Termination may be extended, and (iii) continue Welfare Benefit coverage for the executive and his covered dependents under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the Covered Termination, for one (1) year following the Covered termination. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute an Employee Agreement and Release (the “Release”). Such Release shall specifically relate to all of the executive’s rights and claims in existence at the time of such execution and shall confirm the executive’s obligations under the Company’s standard form of proprietary information agreement.

            Mr. Leigh S. Belden, the Company’s President and Chief Executive Officer is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Belden is entitled to an annual base salary of $330,000, subject to annual increases at the discretion of the Board of Directors, is eligible for annual incentive payments at the discretion of the Board of Directors, and is eligible for benefits generally available to other executive officers of the Company. Mr. Belden’s current base salary is $280,500 per year. See “Report of the Compensation Committee on Executive Compensation.” He is also entitled to receive temporary housing and relocation assistance subject to review and approval by the Board of Directors, for which the Company has agreed to reimburse Mr. Belden for up to $675,000 for such expenses, including losses on the sale of his home in California. Following the sale of Mr. Belden’s California home, he has agreed to pay down $675,000 of his loans from the Company. Additionally, if Mr. Belden’s employment with the Company terminates under specified circumstances, such as an involuntary termination by the Company without cause, he will be entitled to severance benefits of up to one (1) year’s annual base salary and to the continuation of other employee benefits for a period of one (1) year following any such termination. Mr. Belden has agreed to pay any incentive payments approved by the Board of Directors or base salary severance benefits paid to Mr. Belden as payment against the balance outstanding under his loans from the Company until the loans are paid in full, with the balance of such incentives, if any, paid to him. In addition, Mr. Belden remains entitled to receive post-retirement health benefits granted in connection with his previous retirement from the Company in 1999, which provide that, following Mr. Belden’s retirement, the Company will maintain health coverage for Mr. Belden and his family until age 65 and Mr. Belden will only be responsible for the portion of the premium for such coverage that is equal to the average premium paid by Verilink’s executive officers.

            Mr. Graham G. Pattison, the Company’s former President and Chief Executive Officer, received severance benefits in connection with the termination of his employment with the Company as provided in his employee agreement. The benefits included one year’s annual salary, continuation of coverage under the Company’s medical, dental and vision plans for one year, the forgiveness of 50% of the $300,000 non-housing loan provided to him and reimbursement of taxes related to the loan forgiveness.

            Mr. Reiff, the Company’s former Executive Vice President and Chief Operating Officer, is a party to a Settlement Agreement and Full and Final Release of Claims entered into in connection with his termination of employment with the Company. Pursuant to that Agreement, Mr. Reiff received salary continuation for one year from the effective date of the Agreement, continuation of coverage under the Company’s medical, dental, and vision plans during that one-year salary continuation period, forgiveness of the $300,000 non-housing loan provided to him, reimbursement for taxes related to the loan forgiveness, and car allowance and five percent of his base salary in lieu of other executive benefits for one year. Additionally, Mr. Reiff transferred ownership in his Huntsville residence to the Company in exchange for the amount owed under his housing assistance loan that totaled $409,734.

Report Of The Compensation Committee On Executive Compensation

             Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Compensation Committee and the Audit Committee and the Performance Graph which follows shall not be deemed to be incorporated by reference into such filings.

            In determining the officers’ compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenues, profitability and growth rates among other factors. Bonus payments, if any, to the executive officers have historically been tied to the Company’s financial performance and are at the discretion and recommendation of the Compensation Committee and subject to subsequent approval by the whole Board of Directors with the affected individual abstaining from voting. Based on the Company’s financial performance, no bonuses were paid to executive officers in fiscal years 2001 and 2002. The Compensation Committee is currently composed of Messrs. McGuire and Oringer. In addition to administering the 1993 Amended and Restated Stock Option Plan and the 1996 Employee Stock Purchase Plan, the Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company’s executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer’s compensation during each fiscal year. The Committee is in the process of working with a compensation consultant to review and analyze the compensation of the Chief Executive Officer.

            Mr. Leigh S. Belden was appointed Chief Executive Officer as of January 8, 2002. Mr. Belden’s compensation for fiscal year 2002 was initially based on the terms of the employment agreement between Leigh S. Belden and the Company dated January 8, 2002. The terms of the employment agreement between the Company and Mr. Belden were based on the same terms given to the Company’s previous Chief Executive Officer. In order to induce Mr. Belden to move to Alabama and therefore be available to the Company on a full time basis, the Company also approved paying costs associated with Mr. Belden’s relocation to Alabama. The severance compensation paid to Mr. Graham Pattison, the Company’s prior Chief Executive Officer was determined by the terms of his existing employment agreement and Change of Control Severance Benefits Agreement.

            In view of the company’s operating results in the first three quarters of fiscal 2002 and based on the recommendation of the Chief Executive Officer, the Company decreased base salary payments in April 2002 to the Company’s Chief Executive Officer by 25% and to all other executive officers by 20%, with the executive officers eligible to recover the salary reduction based on the Company’s operating results. As a result of improved operating results of the Company, the Compensation Committee approved reinstating 10% of the original base salary to its executives (thereby adjusting Mr. Belden’s base salary to $280,500) as of September 2002, with the remaining 10% of the Company’s executive officers’ respective original base salaries (15% for Mr. Belden) remaining at risk to the executive officers. Executive officers are eligible to recover the remaining salary reduction based on quarterly profitability and operating cash flow.

             Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. For the fiscal year ended June 28, 2002, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million. The Company has significant net operating loss carry-forwards for federal income tax purposes. Accordingly, while absent unusual circumstances the Company generally does not provide non-deductible compensation, the Committee has the authority to award compensation in appropriate circumstances that would not be tax deductible under Section 162(m).

THE COMPENSATION COMMITTEE

JOHN A. MCGUIRE
HOWARD ORINGER

Report Of Audit Committee

            The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports; reviews and selects the certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent auditors and the related compensation for such services; and maintains free and open means of communication between the directors, independent auditors, financial management and employees of the Company. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is attached to this Proxy Statement as Exhibit C .

            Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounted principles.

            In fulfilling its oversight responsibilities, the Audit Committee:

      reviewed and discussed the audited consolidated financial statements for fiscal 2002 with the Company’s management, discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence.

            Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
JOHN E. MAJOR
JOHN A. MCGUIRE
HOWARD ORINGER

Audit Committee Charter

            The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit C to this Proxy Statement. The Board of Directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was amended subsequent to the completion of fiscal year 2002 as reflected in the attached Audit Committee Charter.

Independence of Audit Committee Members

            The Company’s Audit Committee is comprised of John E. Major, John A. McGuire and Howard Oringer. All the members of the Audit Committee meet the requirements for independence under the Nasdaq Marketplace Rules.

Stock Performance Graph

            The following chart compares the cumulative total stockholder return on the Company’s Common Stock during the last five fiscal years with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Nasdaq Telecommunications Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company’s Common Stock and in each of the foregoing indices on June 30, 1997 and assumes reinvestment of dividends, if any. The graph depicts the change in the value of Common Stock relative to the indices as of the end of each fiscal year and not for any interim period. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
as of June 2002

	Cumulative Total Return

	End of Fiscal Year

	1997	1998	1999	2000	2001	2002

Verilink Corporation	100.00	78.57	27.98	92.27	32.38	2.00
NASDAQ Stock Market (U.S.)	100.00	131.62	189.31	279.93	151.75	103.40
NASDAQ Telecommunications	100.00	169.13	277.36	310.82	131.80	45.41

            During fiscal 2002, the JP Morgan H&Q Technology Index used by the Company as a comparison of stock performance in prior years was discontinued. The following chart from last year’s Proxy Statement compares the cumulative total stockholder return on the Company’s Common Stock during the five fiscal years ended June 2001 with the cumulative total return on The Nasdaq Stock Market U.S. Index and the JP Morgan H&Q Technology Index during the same period. For reference purposes, the following chart also includes the new Nasdaq Telecommunications Index selected by the Company for comparison purposes for the same five-year period.

Comparison of Five Year Cumulative Total Return
As of June 2001

	Cumulative Total Return

	End of Fiscal Year

	1996	1997	1998	1999	2000	2001

Verilink Corporation	100.00	41.18	32.35	11.52	37.99	13.33
NASDAQ Stock Market (U.S.)	100.00	121.60	160.06	230.22	340.37	184.51
NASDAQ Telecommunications	100.00	109.50	185.20	303.72	340.35	144.32
JP Morgan H & Q Technology	100.00	130.60	165.43	267.75	469.74	233.62

Proposal No. 2

Approval of an Amendment to the Company’s Amended and Restated
Certificate of Incorporation to Effect a Reverse Stock Split

Background

            The Board of Directors of the Company has adopted a resolution approving, and recommending to stockholders for approval, a proposal to amend Article Fourth of our Amended and Restated Certificate of Incorporation to effect a 1-for-5 reverse stock split of the shares of Common Stock. The form of the proposed amendment is attached to this proxy statement as Exhibit A . The reverse stock split amendment will effect the reverse stock split by reducing the number of outstanding shares of Common Stock by the ratio of 1-for-5, but will not increase the par value of the Common Stock and will not change the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split Amendment

            The Company’s Common Stock is currently listed on the Nasdaq SmallCap Market. The continued listing criteria of the Nasdaq SmallCap Market require, among other things, that the Company’s Common Stock maintain a closing bid price in excess of $1.00 per share. On February 14, 2002, prior to the transfer of the listing of the Company’s Common Stock to the Nasdaq SmallCap Market, Nasdaq notified the Company that the bid price of its Common Stock had closed at less than $1.00 per share for the previous 30 consecutive trading days. During the 90 day grace period to regain compliance, the Company transferred the listing of its Common Stock from the Nasdaq National Market to the Nasdaq SmallCap Market and was accorded an additional 90 calendar days (for an aggregate of 180 calendar days, or until August 13, 2002) to regain compliance with the $1.00 minimum bid price requirement. On August 14, 2002, the Company was accorded an additional 180 calendar days (until February 10, 2003) to regain compliance with the $1.00 minimum bid requirement because the Company had maintained stockholders’equity in excess of $5,000,000.

            The Board of Directors has determined that the continued listing of the Company’s Common Stock on the Nasdaq SmallCap Market is in the best interests of the Company. Additionally, the Board of Directors believes that if the Company’s Common Stock trades above $1.00 it may generate additional investor interest in the Common Stock of the Company and increase the liquidity of the Common Stock. If the Company’s Common Stock were delisted from the Nasdaq SmallCap Market, the Board of Directors believe that the liquidity in the trading market for the Company’s Common Stock would be significantly decreased, which would likely reduce the trading price and increase the transaction costs of trading shares of Common Stock.

            The purpose of the reverse stock split is to increase the trading price of the Company’s Common Stock on the Nasdaq SmallCap Market. If stockholders approve the reverse stock split amendment at the Annual Meeting, the Board of Directors intends to effect the reverse stock split, unless it determines at any time that the reverse stock split is no longer in the best interests of the Company and its stockholders. For example, if the trading price of the Company’s Common Stock increases before the reverse stock split, it may not be necessary. If the Company does effect the reverse stock split, the Company’s Common Stock may not trade at a price that is five times the pre-split price and may not even remain above $1.00. Therefore, the Company’s Common Stock may still be delisted from the Nasdaq SmallCap Market for that reason, or it may be delisted for other reasons. No further action on your part will be required to either effect or abandon the reverse stock split, as the Board of Directors will have the discretion to make that decision.

Potential Effects of the Reverse Stock Split

            If the Company’s stockholders approve the reverse stock split amendment and the reverse stock split is implemented, the reverse stock split would have the following effects:

    every five shares of Common Stock owned by a stockholder will automatically be changed into and become one new share of Common Stock;
    the total number of shares of Common Stock issued and outstanding will be reduced proportionately;

    proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders thereof to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid upon exercise of those options after the reverse stock split as is required to be paid upon exercise of those options before the reverse stock split; and
    the number of shares reserved for issuance under existing stock incentive plans, including any shares resulting from the adoption of the Company’s 2002 Stock Incentive Plan, and the number of shares reserved for issuance under the 1993 Option Plan, will be reduced proportionately based on the 1-for-5 reverse stock split ratio.

            The reverse stock split will be effected simultaneously for all of the outstanding shares of Common Stock, and the exchange ratio will be the same for all of the Company’s Common Stock. Accordingly, the reverse stock split will affect all the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any fractional shares as described below.

            Although the reverse stock split will not, by itself, impact the Company’s assets or prospects, the reverse stock split could result in a decrease in the aggregate market value of the Company’s Common Stock. The Board of Directors believes that this risk is outweighed by the benefits of the continued listing of the Company’s Common Stock on the Nasdaq SmallCap Market.

            If approved, the reverse stock split will result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

            Based on 14,996,747 shares of Common Stock outstanding at September 30, 2002, the following table reflects the approximate number of shares of Common Stock that were outstanding on such date, and would be after the reverse stock split, (1) authorized, (2) issued and outstanding, and (3) authorized but unissued.

	Authorized Shares	Shares Issued and Outstanding	Authorized but Unissued Shares
Before reverse stock split	40,000,000	14,996,747	25,003,253
After reverse stock split	40,000,000	2,999,350	37,000,650

            The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Company’s Common Stock under the Exchange Act.

Fractional Shares

            Following the effectiveness of the reverse stock split, the Company will not issue fractional shares. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the 5, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at the market price. The market price will be determined by calculating the average of the closing price of the Company’s Common Stock on the Nasdaq SmallCap Market for the 20 business days prior to the effective date of the reverse stock split.

Rights and Preferences of our Common Stock

            As described above, with the exception of the number of shares issued and outstanding, the rights and preferences of the shares of the Company’s Common Stock before and after the reverse stock split will remain the same. It is not anticipated that the percentage ownership of management, the number of stockholders, or any aspect of the Company’s business, financial condition or operating results would materially change as a result of the reverse stock split, except that the Company’s per share loss or income will be increased because there would be fewer shares outstanding.

Increase of Shares of Common Stock Available for Future Issuance; Anti-takeover Effects

            The Company is currently authorized to issue a maximum of 40,000,000 shares of Common Stock. At September 30, 2002, there were 14,996,747 shares of Common Stock issued and outstanding. Although the number of authorized shares of Common Stock will not change as a result of the reverse stock split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the reverse stock split, divided by 5. Thus, the reverse stock split will increase the number of authorized and unissued shares of Common Stock available for a future issuance by the amount by which the outstanding common stock is reduced. See “Potential Effects of the Reverse Stock Split” above for a chart showing the approximate number of shares (1) authorized, (2) issued and outstanding and (3) authorized but unissued, before and after the reverse stock split, based on the number of shares of our common stock outstanding at September 30, 2002.

            Following the reverse stock split, the Board of Directors would have the authority, subject to applicable Delaware corporate law and Nasdaq requirements, to issue these authorized and unissued shares without further stockholder approval, upon terms and conditions it deems appropriate. Common Stock could be issued in this manner and pursuant to terms and conditions that would make a change of control of the Company or removal of its management more difficult. The Board of Directors does not currently have any plans, proposals or understandings to issue any of the additional shares that would be available if the reverse stock split is approved and implemented.

            Holders of our common stock have no preemptive or other subscription rights giving them a right to purchase a pro rata portion of new securities issued. Therefore, the Board of Directors may determine to issue shares of Common Stock in a manner that dilutes the current stockholders of the Company.

Effectiveness of the Reverse Stock Split

            The reverse stock split, if approved by the Company’s stockholders, will become effective upon the filing with the Delaware Secretary of State of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, in substantially the form attached to this proxy statement as Exhibit A . This filing will likely take place on or shortly after the date of the Annual Meeting, assuming that the stockholders approve the reverse stock split. However, the Board of Directors will determine the exact timing of the filing of the certificate of amendment based upon its evaluation as to when this action will be most advantageous to the Company and its stockholders, and the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time before filing the reverse stock split amendment, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the Company and its stockholders.

            Beginning on the effective date of the reverse stock split, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. Following the effective date, stockholders will be notified by a press release of the effectiveness of the reverse stock split and will be sent instructions as to how and when to surrender their certificates representing shares of Common Stock in exchange for certificates or other evidence representing the reduced number of shares of Common Stock resulting from the reverse stock split. The Company intends to use its transfer agent, American Stock Transfer & Trust Company, as exchange agent to effect the exchange of certificates following the reverse stock split. No service charges will be payable by you in connection with the exchange of certificates. All of these expenses will be borne by the Company. You should not destroy any stock certificates and you should not submit any certificates to the Company or its exchange agent until you are requested to do so.

Certain Federal Income Tax Consideration

            The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. It also assumes that the shares of Common Stock held by the stockholders before the reverse stock split were, and the shares of Common Stock held after the reverse stock split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986 (that is, generally, property held for investment). The tax treatment to a stockholder may vary depending upon the particular facts and circumstances of that stockholder. Furthermore, this discussion is based on the provisions of the United States federal income tax law in effect on the date of this Proxy Statement, which are subject to change retroactively as well as prospectively, and is not binding on the Internal Revenue Service or the courts.

            Other than the cash payments, if any, received by a stockholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of shares held before the reverse stock split for shares after the reverse stock split. The aggregate tax basis of the shares of Common Stock received in the reverse stock split (including any fraction of a share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the shares of Common Stock exchanged for those shares. Stockholders who receive cash in lieu of fractional share interests will be treated as having received the fractional shares and then having exchanged the fractional shares for cash in a redemption by the Company, and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the applicable shares of Common Stock were held for more than one year. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. A stockholder’s holding period for the shares of Common Stock held after the reverse stock split will include the period during which the stockholder held the shares of Common Stock surrendered in the reverse stock split. The Company will not recognize any gain or loss as a result of the reverse stock split.

            We have included the federal income tax discussion set forth above for your general information only, and it may not be applicable depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of the reverse stock split, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Accounting Effects of the Reverse Stock Split

            Following the reverse stock split, the par value of the Company’s Common Stock will remain the same. The stockholders’equity of the Company will remain unchanged. The Company’s per share loss or income for all periods reported will be increased because there will be fewer shares of Common Stock outstanding.

Appraisal Rights

            No appraisal rights are available under Delaware law or under the Amended and Restated Certificate of Incorporation or Bylaws, if you dissent from or vote against the proposal to approve the reverse stock split amendment.

Stockholder Approval

            The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock is required to approve the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-5 REVERSE STOCK SPLIT.

Proposal No. 3

Approval and Ratification of the
Company’s 2002 Stock Incentive Plan

BACKGROUND

            The Board of Directors has adopted the Verilink Corporation 2002 Stock Incentive Plan (the “2002 Plan”), subject to stockholder approval. In connection with the adoption of the 2002 Plan, the Board of Directors also reserved 2,500,000 shares of Common Stock for issuance under the 2002 Plan, subject to stockholder approval and before giving effect to the proposed reverse stock split. If the stockholders of the Company approve the 1-for-5 reverse stock split as described in Proposal No. 2, the number of shares reserved under the 2002 Plan will be automatically adjusted to 500,000 when the reverse split becomes effective. The purpose of the 2002 Plan is to enable the Company and its affiliates to retain and attract highly qualified persons to serve as directors, officers, employees and other service providers who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company and to align their interests with the interests of stockholders generally. A general description of the principal terms of the 2002 Plan is set forth below and is qualified in its entirety by the text of the 2002 Plan, which is attached hereto as Exhibit B . Unless marked otherwise, proxies received will be voted FOR the approval and adoption of the 2002 Plan.

GENERAL DESCRIPTION OF THE 2002 PLAN

            The following summary is qualified in its entirety by reference to the 2002 Plan, a copy of which is attached hereto as Exhibit B .

             Administration . The 2002 Plan will be administered by a committee (the “Option Committee”) appointed by the Board of Directors consisting of at least two (2) members of the Board of Directors, all of whom may be required at any applicable point in the future to satisfy “disinterested” standards under federal tax and securities law. The Option Committee has the power to determine which eligible persons receive awards and the specific terms of each award, subject to the general parameters set forth in the plan. The Compensation Committee of the Board of Directors will initially serve as the Option Committee under the 2002 Plan.

             Types of Awards . The 2002 Plan will permit the Option Committee to make awards of both incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonqualified stock options. In addition, the plan allows the Option Committee to grant other less common types of equity-based awards, specifically, stock awards, stock appreciation rights, phantom stock awards, performance unit awards and dividend equivalent rights.

             Eligibility . The plan, as proposed, would allow grants to directors, officers, employees, and other service providers of the Company and its affiliates; provided, however, in conformity with applicable law, an incentive stock option would only be granted to employees.

             Structure of Individual Awards . The plan would provide the Option Committee with wide latitude in determining the specific terms of any particular award; however, there are certain specific limits described in the plan attributable to federal tax laws.

            Each option granted pursuant to the plan would have to be authorized by the Option Committee and evidenced by an agreement containing the terms and the conditions of the option. At the time the option is granted, the Option Committee would determine whether the option is an incentive stock option or a nonqualified stock option.

            The number of shares of common stock as to which any award would be granted and to whom any award is granted would be determined by the Option Committee in its sole discretion, subject to the provisions of the plan. For tax reasons, the maximum number of shares of common stock that may be awarded to any employee under an option or subject to stock appreciation rights during a single calendar year is 1,000,000. Awards issued would be made exercisable or settled at such prices and would be made terminable under such terms as are established by the Option Committee, to the extent not otherwise inconsistent with the terms of the plan.

            The Option Committee generally could permit an option exercise price to be paid in one or more of the following ways: by payment of cash, by the delivery of previously-owned shares of common stock, through a cashless exercise executed through a broker, or in whole or in part in installments with Company financing for any unpaid portion. The Option Committee also would have the discretion to facilitate a recipient’s satisfaction of any tax withholding obligations arising in connection with the exercise of an award, including the award of a cash bonus.

            The terms of particular awards would provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder’s death or disability or upon the occurrence of a change in control of the Company. The Option Committee would also have the discretion to extend exercise or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Option Committee’s discretion, awards held by an employee who suffers a termination of employment would be cancelled, accelerated, paid or continued, subject to the terms of the applicable agreement and to the provisions of the plan.

            The 2002 Plan, as proposed, generally provides that all rights granted pursuant to awards shall not be transferable or assignable, except by the laws of descent and distribution.

             Term . The 2002 Plan does not have a specified term; however, under federal tax law, an incentive stock option may only be granted within ten (10) years from the date the plan is adopted by the Board of Directors.

             Recapitalizations and Reorganizations . The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of awards or to which an award is subject, as the case may be, and the exercise price of any option would be subject to adjustment in the event of any stock split, reverse stock split, reclassification or recapitalization of the Company or similar event, effected without the receipt of consideration. Accordingly, if the reverse stock split described in Proposal No. 2 becomes effective, the number of shares reserved for issuance under the 2002 plan will be adjusted to 500,000 shares after giving effect to the reverse stock split.

            In the event of certain reorganizations, the Option Committee would have the discretion to provide in the agreement whether an award would be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Option Committee, provided such adjustment is not inconsistent with the express terms of the plan. In such events, the Option Committee also would have the discretion to assume awards that were not originally granted under the plan.

             Amendment or Termination . Although the plan could be amended subsequently by the Board of Directors without stockholder approval, the Board of Directors also would have the discretion to condition any such amendment upon stockholder approval if stockholder approval were deemed necessary or appropriate in consideration of tax, securities or other laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATION

            The following discussion outlines generally the federal income tax consequences of the equity incentives that may be granted under the 2002 Plan.

             Nonqualified Options . A participant would not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercised a nonqualified option or portion thereof, he or she would recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the common stock, and the Company would then be entitled to a corresponding deduction.

            Depending upon the period shares of Common Sock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally would result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

            Special rules would apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

             Incentive Stock Options . A participant who exercised an incentive stock option would not be taxed at the time he or she exercised the option or a portion thereof. Instead, he or she would be taxed at the time he or she sold the common stock purchased pursuant to the option. The participant would be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sold the stock. If the participant did not sell the stock prior to two years from the date of grant of the option and one year from the date the stock were transferred to him or her, the participant would be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company would not get a corresponding deduction. If the participant were to sell the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, would be taxed as ordinary income and the Company would be entitled to a corresponding deduction; if the stock were sold for an amount in excess of the fair market value on the date of exercise, the excess amount would be taxed as capital gain. If the participant were to sell the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount would be taxed as ordinary income and the loss would be taxed as a capital loss.

            Exercise of an incentive option might subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

             Restricted Stock Awards . A participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture”. However, when the shares of common stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amounts paid for such stock, and the Company will then be entitled to a corresponding deduction. A participant may elect at the time of receipt of a stock award to include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in his or her ordinary income at that time and the Company will be entitled to a corresponding deduction at that time.

             Other Incentive Awards . A participant generally will not recognize income upon the grant of the other types of equity incentives contemplated by the plan (collectively, “Equity Incentives”). As a general rule, at the time a participant receives payment under any Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of Company common stock received, and the Company will then be entitled to a corresponding deduction.

THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL 2002 PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

EQUITY PLAN COMPENSATION INFORMATION

            The following table sets forth certain information as of September 25, 2002 about shares of Common Stock outstanding and available for issuance under the Company’s existing equity compensation plan, the Verilink Corporation 1993 Amended and Restated Stock Option Plan (the “1993 Option Plan”). Under the 1993 Option Plan, the Company may grant stock options and other awards from time to time to directors, officers, employees, consultants and independent contractors of the Company and its subsidiaries. The 1993 Option Plan was initially approved and adopted by stockholders in November 1993. Between 1996 and 2000, the Board of Directors and the stockholders authorized amendments to the 1993 Option Plan increasing the number of shares of common stock reserved for issuance to 8,800,000. The 2002 Plan is intended to replace 1993 Option Plan, and accordingly no additional awards will be made under the 1993 Option Plan if the 2002 Plan is approved by stockholders. The table does not include the 2,500,000 shares to be reserved for issuance under the 2002 Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by stockholders, the 1993 Option Plan	3,897,207	$2.5332	2,200,928	(1)
Equity compensation plans not approved by stockholders (2)	—	—	—

Total	3,897,207	$2.5332	2,200,928

______________

(1)	Represents shares currently available for award under the 1993 Option Plan. However, assuming the 2002 Plan is approved by stockholders, no additional awards will be made under the 1993 Option Plan.

(2)	The Company does not have any equity compensation plans not approved by stockholders.

            A substantial portion of the options currently outstanding under the 1993 Option Plan expire within the next six months, and a substantial majority of such options are at exercise prices in excess of the recent trading prices of the Common Stock. Approximately 29.5% of the options currently outstanding under the 1993 Option Plan are held by former employees and will expire by March 31, 2003 unless exercised by the expiration date. The table below sets forth various exercise price ranges and the expiration dates for these vested options held by former employees:

Options Held by Former Employees

	Expiration Date

	Up to December 6, 2002		January 8, 2003		March 31, 2003		Total

Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price

$0.23 – $0.88	10,374	$0.4585	—	$—	—	$—	10,374	$0.4585
$1.97 – $2.38	67,251	2.1012	400,000	2.0000	—	—	467,251	2.0146
$3.00 and higher	171,338	6.3000	400,000	3.2033	100,000	11.9380	671,338	5.2947

Total	248,963	$4.9224	800,000	$2.6016	100,000	$11.9380	1,148,963	$3.9171

Stockholder Approval

            The Board of Directors seeks stockholder approval for the adoption of the 2002 Plan because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options and stock appreciation rights granted under the 2002 Plan. Stockholder approval of the adoption of the 2002 Plan requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE VERILINK CORPORATION 2002 STOCK INCENTIVE PLAN.

Proposal No. 4

Ratification Of Appointment Of Independent Accountants

            PricewaterhouseCoopers LLP has served as the Company’s independent accountants since the Company’s inception and has been recommended to the Board of Directors as the Company’s independent accountants for fiscal year 2003. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of accountants. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2003 fiscal year.

            Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003.

Fees Billed to the Company by PricewaterhouseCoopers LLP during Fiscal 2002

Audit Fees:

            Fees for the 2002 fiscal year audit by PricewaterhouseCoopers LLP of the Company’s annual financial statements and their review of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $106,000.

Financial Information Systems Design and Implementation Fees:

            None.

All Other Fees:

            Fees billed to the Company by PricewaterhouseCoopers LLP during fiscal 2002 for other services not described above, including tax related services, totaled $80,629.

            The Audit Committee has determined that the non-audit services provided to us during our fiscal year 2002 by PricewaterhouseCoopers are compatible with the maintenance of their independence.

Stockholder Proposals/Stockholder Nominations For Director

            Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company not later than June 13, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

            The Board of Directors does not currently have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors (“Director Nominations”) and for the conduct of other business to be brought before an annual meeting (“Other Business”), must do so in accordance with the Company’s Certificate of Incorporation and Bylaws.

            To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate of Incorporation also provides that notice of Director Nominations of any candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee’s business background, relationships with stockholders and certain other parties, and share ownership in the Company.

            To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public.

            Stockholder proposals for Other Business or Director Nominations should be mailed to C.W. Smith, Vice President and Chief Financial Officer, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

Other Matters

            The Board of Directors knows of no other business at this time which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

            It is important that the proxies be returned promptly and that your shares be represented.

            Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

October __, 2002
Madison, Alabama

Exhibit A

Proposed Amendment to the Company’s Amended and Restated
Certificate of Incorporation to Effect a Reverse Stock Split

            The text of Article Fourth, paragraph C of the Company’s Amended and Restated Certificate of Incorporation will be deleted and replaced in its entirety with the following:

  Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every five (5) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation. The authorized shares of the Corporation and the par value of the Common Stock shall not be changed hereby and shall remain as set forth in the Certificate of Incorporation as in effect prior to the filing of this Certificate of Amendment. The Corporation shall not issue fractional shares on account of the foregoing reverse split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse split, such stockholder shall be entitled to receive a cash amount equal to the fair value of such fractional share.

A-1

Exhibit B

Verilink Corporation
2002 Stock Incentive Plan

VERILINK CORPORATION
2002 STOCK INCENTIVE PLAN

SECTION 1 DEFINITIONS

            1.1    Definitions . Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

              (a)   “ Affiliate ” means:

                (1)   Any Subsidiary or Parent,

                (2)   An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

                (3)   Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

              (b)   “ Board of Directors ” means the board of directors of the Company.

              (c)   “ Code ” means the Internal Revenue Code of 1986, as amended.

              (d)   “ Committee ” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act. If the Committee has not been appointed, the Board of Directors in their entirety shall constitute the Committee.

              (e)   “ Company ” means Verilink Corporation, a Delaware corporation.

              (f)   “ Disability ” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

              (g)   “ Dividend Equivalent Rights ” means certain rights to receive cash payments as described in Section 3.5.

              (h)   “ Exchange Act ” means the Securities Exchange Act of 1934, as amended from time to time.

              (i)   “ Fair Market Value ” with regard to a date means:

                (1)   the price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the national securities exchange selected by the Committee on which the shares of Stock are then actively traded or, if applicable, as reported by the NASDAQ Stock Market;

                (2)   if such market information is not published on a regular basis, the price of Stock in the over-the-counter market on that date or the last business day prior to that date as reported by the NASDAQ Stock Market or, if not so reported, by a generally accepted reporting service; or

                (3)   if Stock is not publicly traded, as determined in good faith by the Committee with due consideration being given to (i) the most recent independent appraisal of the Company, if such appraisal is not more than twelve months old and (ii) the valuation methodology used in any such appraisal.

            For purposes of Paragraphs (1), (2), or (3) above, the Committee may use the closing price as of the applicable date, the average of the high and low prices as of the applicable date or for a period certain ending on such date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value.

              (j)   “ Incentive Stock Option ” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

              (k)   “ Nonqualified Stock Option ” means a stock option that is not an Incentive Stock Option.

              (l)   “ Option ” means a Nonqualified Stock Option or an Incentive Stock Option.

              (m)   “ Over 10% Owner ” means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

              (n)   “ Parent ” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

              (o)   “ Participant ” means an individual who receives a Stock Incentive hereunder.

              (p)   “ Performance Unit Award ” refers to a performance unit award as described in Section 3.6.

              (q)   “ Phantom Shares ” refers to the rights described in Section 3.7.

              (r)   “ Plan ” means the Verilink Corporation 2002 Stock Incentive Plan.

              (s)   “ Stock ” means the Company’s common stock, $.01 par value per share.

              (t)   “ Stock Appreciation Right ” means a stock appreciation right described in Section 3.3.

              (u)   “ Stock Award ” means a stock award described in Section 3.4.

              (v)   “ Stock Incentive Agreement ” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

              (w)   “ Stock Incentive Program ” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

              (x)   “ Stock Incentives ” means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Nonqualified Stock Options, Phantom Shares, Stock Appreciation Rights, Stock Awards and Performance Unit Awards.

              (y)   “ Subsidiary ” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

              (z)   “ Termination of Employment ” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 THE STOCK INCENTIVE PLAN

            2.1    Purpose of the Plan . The Plan is intended to (a) provide incentive to directors, officers, key employees and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by directors, officers, key employees and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining directors, officers, key employees and other service providers.

            2.2    Stock Subject to the Plan . Subject to adjustment in accordance with Section 5.2, two million five hundred thousand (2,500,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Stock Incentives. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan.

            2.3    Administration of the Plan . The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the directors, officers, employees and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

            2.4    Eligibility and Limits . Stock Incentives may be granted only to directors, officers, employees and other service providers of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

SECTION 3 TERMS OF STOCK INCENTIVES

            3.1    Terms and Conditions of All Stock Incentives .

              (a)   The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan. To the extent required under Section 162(m) of the Code and the regulations thereunder, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted during any calendar year to any employee may not exceed 1,000,000. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 3.1. If, after grant, the exercise price of an Option is reduced or the base amount on which a Stock Appreciation Right is calculated is reduced, the transaction shall be treated as the cancellation of the Option or the Stock Appreciation Right, as applicable, and the grant of a new Option or Stock Appreciation Right, as applicable. If an Option or Stock Appreciation Right is deemed to be cancelled as described in the preceding sentence, the Option or Stock Appreciation Right that is deemed to be canceled and the Option or Stock Appreciation Right that is deemed to be granted shall both be counted against the maximum number of shares for which Options or Stock Appreciation Rights may be granted to an employee as described in this Section 3.1.

              (b)   Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, performance goals that must be achieved as a condition to vesting or payment of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, performance goals that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

              (c)   The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

              (d)   Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

              (e)   Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; provided, however, that the Committee may waive any of the provisions of this Section or provide otherwise as to any Stock Incentives other than Incentive Stock Options.

            3.2    Terms and Conditions of Options . Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

              (a)    Option Price . Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted with respect to an Incentive Stock Option. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

              (b)    Option Term . Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

              (c)    Payment . Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

                (i)   by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

                (ii)   in a cashless exercise through a broker provided, however, that any such cashless exercise is consistent with the restrictions of Section 13(k) of the Exchange Act (Section 402 of the Sarbanes-Oxley Act of 2002); or

                (iii)   by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

  In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

              (d)    Conditions to the Exercise of an Option . Each Option granted under the Plan is exercisable by the Participant or any other designated person, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control as defined in the Stock Incentive Agreement and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

              (e)    Termination of Incentive Stock Option . With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

              (f)    Special Provisions for Certain Substitute Options . Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

            3.3    Terms and Conditions of Stock Appreciation Rights . Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

              (a)    Settlement . Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

              (b)    Conditions to Exercise . Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such

  Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

            3.4    Terms and Conditions of Stock Awards . The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

            3.5    Terms and Conditions of Dividend Equivalent Rights . A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

              (a)    Payment . Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

              (b)    Conditions to Payment . Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

            3.6    Terms and Conditions of Performance Unit Awards . A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

              (a)    Payment . Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

              (b)    Conditions to Payment . Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

            3.7    Terms and Conditions of Phantom Shares . Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the phantom shares so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as performance share awards.

              (a)    Payment . Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable

  Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

              (b)    Conditions to Payment . Each Phantom Share granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

            3.8    Treatment of Awards Upon Termination of Examination . Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4 RESTRICTIONS ON STOCK

            4.1    Escrow of Shares . Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

            4.2    Restrictions on Transfer . The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 GENERAL PROVISIONS

            5.1    Withholding . The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding obligation in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

              (a)   The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

              (b)   Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

            5.2    Changes in Capitalization; Merger; Liquidation .

              (a)   The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains must be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

              (b)   In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Stock Incentive Agreement) the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the assumption of other awards, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

              (c)   The existence of the Plan and the Stock Incentives granted pursuant to the Plan must not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

            5.3    Cash Awards . The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

            5.4    Compliance with Code . All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

            5.5    Right to Terminate Employment . Nothing in the Plan or in any Stock Incentive confers upon any Participant the right to continue as an employee or officer of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

            5.6    Non-Alienation of Benefits . Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

            5.7    Restrictions on Delivery and Sale of Shares; Legends . Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

            5.8    Listing and Legal Compliance . The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

            5.9    Termination and Amendment of the Plan . The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

            5.10    Stockholder Approval . The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

            5.11    Choice of Law . The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

            5.12    Effective Date of Plan . This Plan was approved by the Board of Directors as of ______________, 2002.

VERILINK CORPORATION
By:

Title:

Exhibit C

VERILINK CORPORATION
AUDIT COMMITTEE CHARTER

I.    Organization

              The audit committee shall be comprised of at least three directors, all of whom qualify as “independent directors” under the specific requirements of the rules of the Nasdaq Stock Market are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. All members of the audit committee shall have a working familiarity with basic finance and accounting practices with the ability to read and understand financial statements, and at least one member of the audit committee shall have accounting or related financial management expertise.

              The members of the audit committee shall be elected by the board of directors annually or until their successors shall be duly elected and qualified. Unless a Chairman of the audit committee is elected by the full board of directors, the members of the audit committee may designate a Chairman by majority vote of the full audit committee.

II.    Statement of Policy

              The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders and the investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to:

    serve as an independent and objective party to monitor the corporation’s financial reporting process and internal control system;
    review the audit efforts of the corporation’s independent accountants; and
    maintain free and open means of the communication between the directors, the independent auditors, the financial management and the employees of the corporation.

              The independent auditors are accountable to the board of directors and the audit committee. The audit committee shall have the ultimate authority to select, evaluate and replace the independent auditors. The audit committee is also responsible for monitoring the independence of the independent auditors.

III.    Meetings

              The audit committee shall hold four regular meetings each fiscal year, which shall be held shortly before the quarterly meetings of the board of directors. In addition, the audit committee shall hold such special meetings as may be called by the Chairman of the audit committee or at the request of the corporation’s independent accountants.

IV.    Responsibilities

              In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

              In carrying out these responsibilities, the audit committee will:

Independent Auditors

1.	Review and select on an annual basis the independent auditors to audit the financial statements of the corporation and its subsidiaries and approve the fees and other compensation to be paid to the independent auditors.

2.	On an annual basis, review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine the independence of such auditors and receive a letter from the independent auditors regarding their independence.

3.	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

4.	Review each opinion or report of the independent auditors and review any comments or recommendations of the independent auditors with respect to the audited or interim financial statements.

5.	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial and accounting personnel and the cooperation that the independent auditors received during the course of the audit.

6.	Review the range and cost of audit and non-audit services performed by the independent auditors.

7.	Review and approve any non-audit services to be provided by the independent auditors and any compensation for such non-audit services. The authority to approve non-audit services may be delegated to one or more members of the audit committee and such delegate(s) shall report all such authorizations at the next audit committee meeting.

8.	Discuss with the independent auditors, at least annually, the matters required by SAS 61, as amended from time to time.

Financial Reporting Process

9.	Review with the independent auditors and financial accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation.

10.	Elicit recommendations from the independent auditors for the improvement of the corporation’s internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

11.	Review the corporation’s audited financial statements with management and the independent auditors, including the nature and extent of any significant change in accounting principles or the application of such principles, and recommend to the board of directors whether the audited financial statements should be included in the corporation’s Annual Report on Form 10-K.

12.	Review with financial management and the independent auditors the interim financial results prior to their public release or prior to the filing of the Quarterly Report on Form 10-Q.

13.	Resolve any disagreements between financial management of the corporation and the independent auditors.

Review of Other Documents and Reports

14.	Review the activities, organizational structure, and qualifications of accounting and financial human resources within the corporation.

15.	Review the programs and policies of the corporation designed to ensure compliance with applicable laws and regulations and monitoring the results of those compliance efforts.

16.	Review the procedures established by the corporation that monitor the compliance by the corporation with its loan and indenture covenants and restrictions.

17.	Review with the corporation’s counsel any legal matter that could have a significant impact on the corporation’s financial statements.

Accountability to Board of Directors

18.	Report through its Chairman to the board of directors following the meetings of the audit committee.

19.	Maintain minutes or other records of meetings and activities of the audit committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the corporation’s board of directors.

20.	Review this Charter annually and report and make recommendations to the board of directors regarding revisions to this Charter.

Other

21.	Review, and, if appropriate, approve transactions or courses of dealing with parties related to the corporation.

22.	Investigate any matter brought to its attention, within the scope of its duties, with the power to retain outside counsel or other advisors for this or any other purpose if, in its judgment, that is appropriate.

23.	Consider such other matters in relation to the financial affairs of the corporation and its accounts, and in relation to the internal and external audit of the corporation as the audit committee may, in its discretion, determine to be advisable.

24.	Perform any other activities consistent with this Charter, the corporation’s by-laws and charter documents and governing law, as the audit committee or the board of directors deems necessary or appropriate.

25.	Prepare a letter for inclusion in the annual proxy statement that describes the committee’s composition and responsibilities, and how they were discharged.

26.	Establish procedures for the receipt, retention and investigation of confidential, anonymous submissions by employees of concerns regarding accounting questions or auditing matters.

VLKCM-PS-02

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Verilink Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	VRLINK	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERILINK CORPORATION
The Board of Directors recommends a vote FOR each of Proposals 1,2,3 and 4.

	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Vote On Directors

1.	Proposal to elect 01) Leigh S. Belden and 02) Steven C. Taylor as directors of the Company.	0	0	0

		For	Against	Abstain

Vote on Proposals

2.	Proposal to approve an Amendment to the Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of the Company’s outstanding shares of Common Stock.	0	0	0

3.	Proposal to ratify and approve the Company’s 2002 Stock Incentive Plan and reserve 2,500,000 shares of Common Stock for issuance under the plan (before giving effect to the proposed 1-for-5 reverse stock split ).	0	0	0

4.	Proposal to ratify and approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending June 27, 2003.	0	0	0

	Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators, and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

VERILINK CORPORATION

127 Jetplex Circle
Madison, Alabama 35758-8989

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON NOVEMBER 13, 2002

            The undersigned stockholder(s) of Verilink Corporation (the “Company”) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoint(s) Leigh S. Belden and C.W. Smith and each of them, proxy and attorneys-in-fact, with full power of substitution, and hereby authorize(s) them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, November 13, 2002, at 9:00 a.m. local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, and at any adjournment or postponement thereof.

             The shares represented by this proxy will be voted as directed by the undersigned stockholder(s). If no direction is given, such shares will be voted FOR each of Proposals 1,2,3 and 4, and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued, and to be SIGNED and DATED on the Reverse Side)